U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
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     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  ASHPORT MUTUAL FUNDS

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         800 Brickell Avenue, Suite 103, Miami, FL 33131

Telephone Number (including area code):  (305) 755-7467

Name and address of agent for service of process:

Jeffrey Cimbal
StateTrust
800 Brickell Ave, Suite 103
Miami, FL  33131
Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

[X] Yes  [ ] No

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Miami and the state of Florida on the th day of February, 2001.

                                                  /s/ Jeffrey Cimbal
                                                  Jeffrey Cimbal
                                                  President

Attest:  /s/